Exhibit 4.12
STOCKHOLDERS AGREEMENT
     This Stockholders Agreement (this “Agreement”) is entered into as of [_________], 2008, by and between Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), and Appaloosa Management L.P. (the “Stockholder”).
RECITALS
     A. This Agreement is being entered into in connection with the transactions contemplated by the Equity Purchase and Commitment Agreement, dated as of August 3, 2007, as amended (and as the same may be amended, modified or supplemented from time to time, the “EPCA”), by and among the Stockholder, Harbinger, Merrill, UBS, GS, Pardus and the Company. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the EPCA.
     B. In connection with the transactions contemplated by the EPCA, the Stockholder, among other things, will purchase securities of the Company.
AGREEMENTS
     The Company and the Stockholder hereby agree as follows:
     1. Standstill. For a period of five (5) years from the Closing Date, the Stockholder will not and shall cause its Affiliates not to (a) acquire, offer or propose to acquire, solicit an offer to sell or donate or agree to acquire, or enter into any arrangement or undertaking to acquire, directly or indirectly, by purchase, gift or otherwise, record or direct or indirect Beneficial Ownership (as such term is defined in Rule 13d-3 of the Exchange Act) of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) or any securities convertible into or exchangeable for or direct or indirect rights, warrants or options to acquire record or direct or indirect beneficial ownership of Common Stock (collectively, the “Common Stock Equivalents”) representing an aggregate of more than 25% of the Company’s then Outstanding Common Stock, or (b) sell, transfer, pledge, dispose, distribute or assign (“Transfer”) to any Person in a single transaction, Common Stock or Common Stock Equivalents representing more than 15% of the Company’s then Outstanding Common Stock; provided, that the Stockholder shall be permitted to Transfer Common Stock or Common Stock Equivalents (i) to any Affiliate of the Stockholder, (ii) as part of a broadly distributed public offering effected in accordance with an effective registration statement, (iii) in the sale of the Company to a Person or Persons other than, and not including, the Stockholder or any Affiliate of the Stockholder pursuant to which such Person or Persons acquire (1) the capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s Board of Directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (2) all or substantially all of the Company’s assets determined on a consolidated basis, (iv) pursuant to any tender or exchange offer, (v) as otherwise approved by (A) during the initial three (3) year term of the Series A Directors (as defined in the Amended and Restated Certificate of Incorporation of the Company, dated [____________], 2008), a majority of directors on the Company’s Board of Directors who are not Series A Directors or (B) after the initial three (3) year term of the Series A Directors, a majority of the directors on the Company’s Board of Directors, (vi) any Transfer pursuant to the laws of succession, distribution and descent; (vii) any Transfer by the Stockholder or any of its Affiliates to any employee, officer, director or Affiliate, respectively, or any partner or, in each case, to the spouse, children or grandchildren of any such employee, officer, director or partner or to a trust or trusts solely for the benefit of such employee, officer, director or partner and/or their spouses, children or grandchildren and (viii) any Transfer by the Stockholder or its Affiliates to any Person upon any liquidation or any other distribution to the partners or any other holders of beneficial interests in the Stockholder or such Affiliates. For the purpose of this Agreement, “Outstanding Common Stock” means all shares of Common Stock issued and outstanding as of the applicable time plus the number of shares issuable upon conversion or exercise of all outstanding Common Stock Equivalents as of the applicable time; in each case either (i) as reported in the Company’s most recent Form 10-K or Form 10-Q filed with the Commission or (ii) as specified in a written notice delivered to the Stockholder by the Company in accordance with Section 3(a).
     Notwithstanding the foregoing, the Stockholder shall not be deemed to have breached Section 1(a) of this Agreement as the result of any corporate action by the Company (including any acquisition of Common Stock or Common Stock Equivalents by the Company) which, by reducing the Outstanding Common Stock increases the percentage of the Common Stock or Common Stock Equivalents Beneficially Owned by the Stockholder (an “Excluded Event”); provided, that if the Stockholder and its Affiliates shall become the Beneficial Owner of Common Stock or Common Stock Equivalents representing in the aggregate more than 25% of the aggregate Outstanding Common Stock by reason of an Excluded Event and shall, after receiving written notice of such circumstances from the Company following such Excluded Event, become the Beneficial Owner of one or more additional shares of Common Stock or Common Stock Equivalents (other than pursuant to another Excluded Event), then the Stockholder shall be deemed to have breached Section 1(a) of this Agreement unless, upon becoming the Beneficial Owner of such additional Common Stock or Common Stock Equivalents, the Stockholder and its Affiliates are not then the Beneficial Owner of Common Stock or Common Stock Equivalents representing in the aggregate more than 25% of the Outstanding Common Stock. Additionally, the Stockholder shall not be deemed to have breached Section 1(a) of this Agreement unless and until the Stockholder or its Affiliates shall not, within twenty (20) days of becoming the Beneficial Owner of Common Stock or Common Stock Equivalents representing in the aggregate more than 25% of the aggregate Outstanding Common Stock, have divested a sufficient number of shares of Common Stock or Common Stock Equivalents so that the Stockholder and its Affiliates would no longer Beneficially Own Common Stock or Common Stock Equivalents representing, in the aggregate, more than 25% of the Outstanding Common Stock; provided, that at any time during such twenty (20)-day cure period that the Stockholder and its Affiliates are the Beneficial Owner of Common Stock or Common Stock Equivalents representing in the aggregate more than 25% of the aggregate Outstanding Common Stock, the Stockholder and its Affiliates shall not be entitled to exercise the voting rights with respect to the acquired Common Stock and Common Stock Equivalents which caused them to be the Beneficial Owner of Common Stock or Common Stock Equivalents representing in the aggregate more than 25% of the aggregate Outstanding Common Stock.

     2. Stockholder Action
          (a) Action by Written Consent. At any time that the Stockholder is entitled to Series A-1 Board Rights (as defined in the certificate of designations of 7.5% Series A-1 Senior Convertible Preferred Stock, 7.5% Series A-2 Senior Convertible Preferred Stock and 3.25% Series B Senior Convertible Preferred Stock of the Company), the Stockholder will not and shall cause its Affiliates not to initiate any action by written consent in accordance with Section 6.1 of the Amended and Restated Certificate of Incorporation of the Company, dated [_________], 2008 or Section 2.12 of the Amended and Restated Bylaws of the Company, dated [_________], 2008; provided, that nothing herein shall prohibit the Stockholder or any of its Affiliates from voting or consenting to any matter or action that was not initiated by the Stockholder or such Affiliate.
          (b) Special Meetings. At any time that the Stockholder is entitled to Series A-1 Board Rights (as defined in the certificate of designations of 7.5% Series A-1 Senior Convertible Preferred Stock, 7.5% Series A-2 Senior Convertible Preferred Stock and 3.25% Series B Senior Convertible Preferred Stock of the Company), the Stockholder will not and shall cause its Affiliates not to request that the Company’s Board of Directors call a special meeting of the stockholders of the Company; provided, that nothing herein shall prohibit the Stockholder or its Affiliates from participating in or voting at any meeting of stockholders.
     3. Miscellaneous.
          (a) Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via e-mail, facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party hereto as will be specified by like notice):
If to the Stockholder, to:

A-D Acquisition Holdings, LLC
c/o Appaloosa Management L.P.
26 Main Street,
Chatham, New Jersey 07928
Facsimile: (973) 701-7055
Email: j.bolin@amlp.com
Attention: James Bolin
with a copy (which shall not constitute notice) to:
White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131-2352

Facsimile: (305) 358-5744/5766
Email: tlauria@whitecase.com
Attention: Thomas E. Lauria
and
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-2787
Facsimile: (212) 354-8113
Email: gpryor@whitecase.com
Attention: Gregory Pryor
If to the Company, to:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Facsimile: (248) 813-2612/(248) 813-2491/(248) 813-2491
Email: john.sheehan@delphi.com / david.sherbin@delphi.com/
sean.p.corcoran@delphi.com
Attention: John Sheehan/David Sherbin/Sean Corcoran
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Email: ecochran@skadden.com/mgibson@skadden.com
Attention: Eric L. Cochran/Marie L. Gibson
and
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Facsimile: (312) 407-0411
Email: jbutler@skadden.com/gpanagak@skadden.com
Attention: John Wm. Butler, Jr./George Panagakis
          (b) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
          (c) Governing Law; Venue. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES. EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other party hereto (including via facsimile or other electronic transmission), it being understood that each party hereto need not sign the same counterpart.
          (e) Entire Agreement. This Agreement (including the EPCA) constitutes the entire agreement of the parties hereto in connection with the matters set forth in this Agreement, and supersedes all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the matters set forth in this Agreement, except that the parties hereto acknowledge that any non-disclosure agreements heretofore executed among the parties will continue in full force and effect.
          (f) Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party hereto waiving compliance. No delay on the part of any party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.
          (g) Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

          (h) Specific Performance. The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties hereto agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
          (i) Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement, unless the result thereof would be unreasonable in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.
          (j) Termination. This Agreement may be terminated at any time by a written instrument signed by each party hereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

DELPHI CORPORATION
By:
Name:
Title:

APPALOOSA MANAGEMENT L.P.
By:
Name:
Title:

[Signature Page to Stockholders Agreement]